Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Settlement Agreement and General Release of All Claims (the “Agreement”) is made by and between Axesstel, Inc., a Nevada corporation (the “Company”) on the one hand, and Satoru Yukie (“Employee”) on the other hand (the Company and Employee are collectively referred to as “Parties”), and is made in reference to the following:

A. Employee has provided services to the Company, including its subsidiaries and affiliates, most recently as President of Axesstel Technologies, Inc. and, from time to time, other positions and titles, including as a director.

B. Employee accepted an offer of employment from Axesstel, Inc., a California corporation (the “Subsidiary”), which is memorialized in a letter dated May 1, 2002, executed by the Subsidiary and Employee (the “Offer Letter”).

C. Employee’s services to the Company, including its subsidiaries and affiliates, in all capacities ceased on May 7, 2004.

D. Employee currently holds a warrant which is exercisable for 1,210,367 shares of common stock of the Company, with an exercise price of $0.07 per share (the “Warrant”), which is memorialized in the Warrant Agreement attached hereto as Attachment No. 1. The Warrant was originally issued by the Subsidiary, and was exercisable for 4,000,000 shares of common stock of the Subsidiary, with an exercise price of $0.02 per share. The Company assumed this Warrant in connection with the Corporate Combination Agreement, as amended, dated July 16, 2002, between the Company (formerly Miracom Industries, Inc.) and the Subsidiary.

E. Employee was granted an option exercisable for 84,000 shares of common stock, with an exercise price of $0.60 per share (the “Option”), which is memorialized in the Notice of Stock Option Grant and Stock Option Agreement (the “Option Agreement”) previously provided to Employee. So long as Employee was providing services to the Company as an employee, the options were subject to the following vesting schedule: 1/12 of the options would vest every three months for a period of three years. At the date of Termination of Service, Employee was vested as to 42,000 shares of common stock of the Company.

F. The Parties desire to resolve any and all potential disputes between them arising out of Employee’s employment. Additionally, the Parties desire to resolve any known or unknown claims related to Employee’s employment or any circumstances surrounding such employment, the Warrant and the Option. For these reasons, the Parties have entered into this Agreement.

In consideration for the promises and covenants undertaken by the Parties herein and the releases given by Employee herein, the Parties promise and agree as follows:

1. The Company shall pay to Employee a gross sum in the amount of $19,166.67, less any normal withholdings that may be required, once this Agreement cannot be revoked.

2. The Company has paid its share of Employee’s medical insurance under the system regularly used (with Employee paying his share with deductions, if applicable, from the settlement payments described in the paragraph above) for the month of May 2004. Beginning on June 1, 2004, Employee has been entitled to his rights under the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), commonly known as “COBRA”.

3. Registration Rights and Restrictions on Transfer.

(a) The Company has filed a registration statement in connection with a proposed underwritten public offering of its common stock (the “Offering”). The Company and the underwriters have offered Employee the opportunity to include for registration in the Offering up to a specified number of shares of common stock of the Company conditioned upon Employee exercising all of the vested shares underlying his Option and Warrant (the “Shares”).

(b) In the event that (i) Employee is not able to include all of the Shares in the Offering as a result of a decision of the Company or its underwriters to cut back the number of shares Employee is permitted to sell, or (ii) the Offering does not occur before June 30, 2004, then the Company agrees, on or before September 30, 2005, to use its best efforts to register the vested shares issuable upon exercise of the Warrant and the Option not sold in the Offering (the “Registrable Securities”) on a registration statement on Form S-8, to the extent such form is then available to the Company to register such Registrable Securities. The Company’s obligation under this Section 3 is subject to Employee’s timely provision in writing of all information reasonably requested by the Company in connection with inclusion of the Registrable Securities in such registration statement. The obligation of the Company to include the Registrable Securities in such registration statement shall terminate at such time as Employee is able to sell publicly all of the Registrable Securities then held or acquirable by Employee during any 90-day period pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended.

(c) Notwithstanding the foregoing, the Company may, upon notice to you, postpone effecting the registration pursuant to Section 3(b) for a reasonable time specified in the notice but not exceeding 90 days, if (1) an investment banking firm of recognized national standing shall advise the Company and you in writing that effecting the registration would materially and adversely affect a planned offering of securities by the Company or (2) the Company shall deliver a certificate signed by an executive officer of the Company stating that in the good faith judgment of the Board, the Company is in possession of material non-public information, the disclosure of which during the period specified in that notice, the Company reasonably believes would not be in its best interests.

(d) Notwithstanding the foregoing, the Company shall not be obligated to include the Registrable Securities in a Form S-8 registration statement if the Company offers Employee the ability to include the Registrable Securities in a registration statement for an underwritten public offering of the Company. If Employee chooses to sell his Registrable Securities through such underwriting, he shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected by the Company for such underwriting. Employee shall have no right to include his Registrable Securities in such registration statement unless Employee enters into such underwriting agreement. Notwithstanding the provisions of this Section 3(d), the Company shall have the right at any time to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date of the registration statement, in which case the Company shall have the obligations set forth in Section 3(b), subject to Section 3(c).

(e) All costs, fees and expenses in connection with all registration statements filed pursuant to Section 3 hereof including, without limitation, the Company’s legal and accounting fees, printing expenses, blue sky fees and expenses will be borne by the Company; provided, that Employee shall pay for (i) any brokerage or underwriting commissions or discounts relating to Registrable Securities sold by Employee, and (ii) fees of counsel to Employee.

4. Employee acknowledges and agrees that all of his rights with respect to the Warrant and the Option are set forth in the Warrant Agreement and the Option Agreement, respectively. Employee further acknowledges that as of the date of termination of Employee’s service, the Warrant was fully vested, and the Option was vested and exercisable as to 42,000 shares of common stock of the Company, and that all further rights of vesting in and to the Option have ceased. Employee acknowledges and agrees that his rights to exercise the Warrant and the Option are set forth in Section 7 of the Warrant Agreement, including Section 7.2 therein, and Section 7 of the Option Agreement, including Section 7.2 therein, respectively, and that following the time periods set forth in those respective sections, all rights to exercise the Warrant and the Option will expire. Employee and the Subsidiary shall execute the Warrant Agreement upon execution of this Agreement. On September 17, 2004, Employee and the Company executed the Notice of Grant of Stock Option and Employee executed the Acknowledgement, each in connection with the Option Agreement.

5. For the above-referenced payments and covenants of the Company, Employee agrees and represents that he has returned all property of the Company and its subsidiaries and affiliates, including, but not limited to keys, credit cards, computers, customer lists and equipment and that he has not kept copies of any of those items.

6. Employee represents that he has not charged any personal charges on any Company credit card(s).

7. Employee hereby agrees to be bound and obligated to the Confidentiality Statement as attached hereto and incorporated by this reference as Exhibit A, and acknowledges and agrees that he continues to be bound and obligated by the Employee Innovations and Proprietary Rights Assignment Agreement he signed on or about August 8, 2003, and that certain Agreement he signed on or about May 1, 2002.

8. Except as explicitly and specifically excepted therefrom below, in consideration of and in return for the promises, representations, and covenants undertaken herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee hereby acknowledges full and complete satisfaction of and does hereby release, absolve and discharge the Company as well as each of its subsidiaries and affiliates, and each of their partners, trustees, directors, officers, agents, attorneys, servants, and employees past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, damages, judgments, and orders of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held against Releasees, including specifically, but not exclusively, any and all claims, demands, agreements, obligations, and causes of action, known or unknown, suspected or unsuspected by the Parties arising out of or in any way connected with any transactions, occurrences, acts, or omissions:

(a) regarding Employee’s employment relationship with the Company, its subsidiaries and affiliates, including without limitation, the termination of that relationship or any grants, promises or agreements regarding stock options or other equity compensation with the Company and any claim for wages or salary, whether or not based on the Offer Letter, and any claim for employment discrimination or harassment of any kind, wrongful termination, slander, defamation, invasion of privacy, or emotional distress; or

(b) occurring prior to the last date of execution of this Agreement involving the Parties or the Releasees.

9. EMPLOYEE SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL ANTI-DISCRIMINATION AND EMPLOYMENT LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII, THE EQUAL PAY ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY.

10. It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:

“A general release does not extend to claims which

the creditor does not know or suspect to exist in his

favor at the time of executing the release, which if

known by him must have materially affected his

settlement with the debtor.”

11. Employee acknowledges and agrees that he has not filed any lawsuits, charges or complaints against the Company or any of the other Releasees, in any court or with any governmental agency, nor will Employee allow any such legal action to be prosecuted on Employee’s behalf.

12. Employee agrees that, consistent with Employee’s business and personal affairs, during and after his employment with the Company, he will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Employee’s services as an employee of or consultant to the Company. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Employee also agrees, unless precluded by law, to promptly inform the Company if Employee is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse Employee for all of Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees.

13. Employee covenants never to disparage the Company, or any subsidiary or affiliate of the Company, or of any product or service of the Company or any subsidiary or affiliate of the Company, or of any past or present employee, officer or director of the Company or any affiliate, or any entity affiliated with Company at any time during Employee’s employment with the Company.

14. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement (or any of the agreements incorporated by reference) which can be given effect without the invalid provision or application. To this end, provisions of this Agreement are severable.

15. The Company is executing this Agreement for itself and on behalf of all other Releasees who are expressly made third party beneficiaries of it.

16. Any dispute in any way arising out of or related to this Agreement, the Option Agreement or the Warrant Agreement (including their validity and enforceability), Employee’s employment relationship with the Company, including its subsidiaries and affiliates, his separation from the Company, or any act that allegedly has or would violate any provision of this Agreement, the Option Agreement or the Warrant Agreement, will be exclusively submitted to binding arbitration before a neutral arbitrator who is licensed to practice law in California and who is experienced in employment law and stock options. The arbitration shall be conducted pursuant to the rules and procedures of J.A.M.S./Endispute, and the arbitrator shall follow California law.

If Employee and the Company are unable to agree upon a neutral arbitrator, the Company will obtain a list of five arbitrators provided by J.A.M.S./Endispute. The Company (first) and then Employee will alternately strike names from the list until only one name remains; the remaining person shall be the arbitrator. The arbitrator shall be bound by the qualifications and disclosure provisions and the procedures set forth in the most recent version of the JAMS Arbitration Rules and Procedures for Employment Disputes and may authorize such discovery as is appropriate to the nature of the claims and necessary to the adjudication thereof.

The arbitration proceedings shall be held in the City and County of San Diego, California, or at any other location mutually agreed upon by Employee and the Company. The arbitrator shall determine the prevailing party in the arbitration. The arbitrator shall be permitted to award only those remedies in law or equity that are requested by Employee and/or the Company, appropriate for the claims, and supported by credible, relevant evidence.

Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the Parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court to the extent permitted by law.

The costs of arbitration, including, but not limited to, the arbitrator’s fees, court reporter’s fees, and any and all other administrative costs of the arbitration, shall be paid by the Parties consistent with then applicable law. Any dispute as to the reasonableness of incurred costs and expenses shall be determined by the arbitrator. Employee and the Company agree that this arbitration shall be the exclusive means of resolving any covered disputes, excepting only claims for injunctive relief by either party, and that no other action will be brought by Employee or the Company in any court or other forum. This Agreement is a waiver of all rights to a civil court action for any such disputes; only the arbitrator, not a judge or jury, will decide the disputes. Should either party pursue legal or administrative action against the other party in violation of this paragraph 16, the responding party shall be entitled to recover all costs, expenses and attorney’s fees it incurs as a result of such action as well as repayment of any payments received under this Agreement.

17. Employee agrees that he shall promptly return all confidential information and all copies of proprietary documents, and Employee shall also destroy all extracts, memoranda, notes and any other material prepared by Employee based upon confidential information.

18. Employee expressly acknowledges that he has had the opportunity to have this Agreement reviewed by legal counsel if he so chooses.

19. This document constitutes the entire agreement between the Parties and supersedes all prior written or oral agreements.

20. The Parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by the Parties to any entity or person, for any reason, at any time, without the prior written consent of the other party, unless required by law. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to his spouse, and for legitimate business reasons, to legal, financial, and tax advisors. Further, the Company may disclose the terms of this Agreement for legitimate business reasons to its officers, directors, employees, any affiliates, and legal, financial, and tax advisors.

21. The Company hereby advises Employee in writing to discuss this Agreement with an attorney before executing it. Employee acknowledges the Company has provided him at least twenty-one (21) days within which to review and consider this Agreement before signing it. Should Employee decide not to use the full twenty-one (21) days, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Agreement.

22. The Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement. The Parties further acknowledge and agree that such revocation must be in writing addressed to David Morash at the Company and received by David Morash not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement under this paragraph, it shall be null, void, unenforceable and ineffective, and Employee will not be entitled to the monies and benefits described above, including those described in paragraphs 1, 2 and 3 above.

23. If Employee does not revoke this Agreement in the time frame specified in paragraph 22 above, the Agreement shall become effective at 12:00:01 a.m. on the eighth day after it is signed by Employee.

24. The Parties have read the foregoing Settlement Agreement and General Release of All Claims and accept and agree to be bound by the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.

Dated: November 15, 2004

AXESSTEL, INC., a Nevada corporation

	By:	/s/ David Morash
David Morash, President

Dated: November 11, 2004

	By:	/s/ Satoru Yukie
Satoru Yukie

Exhibit A

Confidentiality Statement

A.	During the Employee’s employment with the Company, Employee had access to and became acquainted with information concerning the operation of the Company and its subsidiaries and affiliates, including without limitation, financial, personnel, sales, planning, technical, and other trade information that is owned by the Company and/or its subsidiaries and affiliates and regularly used in the operation of their businesses and that this information constitutes the Company’s and/or its subsidiaries’ and affiliates’ trade secrets.

B.	Employee agrees that Employee has not and shall not disclose any such trade secrets, directly or indirectly, to any other person, or use them in any way, except as is required in the course of the Employee’s employment with the Company and/or its subsidiaries and affiliates.

C.	Employee further agrees that all files, records, documents, equipment and similar items relating to Company’s and/or its subsidiaries’ and affiliates’ business, whether prepared by Employee or others, are and shall remain exclusively the property of the Company and/or its subsidiaries and affiliates and that such items shall not and have not been removed from the premises of the Company, including its subsidiaries and affiliates, except with the prior consent of the Company.